EXHIBIT A

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
         (Pursuant to NRS 78.385 and 78.390 -- After Issuance of Stock)


1. Name of corporation: CDEX Inc.

2. The articles have been amended as follows (provide article numbers, if available):

"ARTICLE IV CAPITAL STOCK; Section 4.2 Authorized Shares" is hereby amended in its entirety to read as follows:

Giving effect to the Stock Recapitalization: (i) the total number of shares of all classes of stock that the Corporation shall have the authority to issue is fifty million seven hundred thousand (50,700,000) shares; (ii) five hundred thousand (500,000) of such shares shall be Preferred Stock, having a par value of $0.005 per share ("PREFERRED STOCK"); (iii) fifty million (50,000,000) of such shares shall be Common Stock, having a par value of $0.005 per share ("COMMON STOCK"); (iv) fifty million (50,000,000) of the shares of Common Stock shall be Class A Common Stock (as defined in SECTION 4.1); and (v) two hundred thousand (200,000) of the shares of Common Stock shall be Class B Common Stock (as defined in SECTION 4.1).

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required, in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: _____________________.*

4. Effective Date of Filing (Optional)

5. Officer Signature (required):

By: /s/ James Griffin, CEO and President
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*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

       IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.





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